Exhibit 99.1

NEWS
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Third Quarter 2007 Financial Results
–Revenue Rises 15.7% to $69.0 Million, Delivering Strongest Third Quarter in History –
– Nine-month Revenue and Net Income Reach All-time Highs of $206.5 Million and $14.1 Million, Respectively-
CYPRESS, CA – November 1, 2007 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the third quarter and the nine-month period ended September 30, 2007.
“Strong execution has again delivered phenomenal financial results, with both the third quarter revenue of $69.0 million and the nine-month revenue of $206.5 million achieving period records,” stated Paul Arling, UEI’s chairman and chief executive officer. “In fact our revenue five-year compounded annual growth rate exceeds 20 percent. While pleased with these accomplishments, we remain focused on the future. The increasing transition from analog to digital and the continuing adoption of high definition TVs and DVRs continue to fuel our business. Additionally, we are expanding our reach into Asia with new customers, such as PCCW, as well as continuing to foster relationships with existing subscription broadcasters and consumer electronics manufacturers.”
According to a study by Leichtman Research Group, Inc., DVRs are now in 20 percent of U.S. households, up from only 2 percent in 2003, and are expected to grow to 60 million households by 2011. Also, In-Stat cited IPTV subscribers in Asia are expected to exceed 33 million by 2012, up from 2.7 million in 2006.

Third Quarter 2007 Financial Results
•	Net sales for the third quarter of 2007 were $69.0 million, compared to $59.6 million for the same quarter last year.

•	The Business Category contributed 81 percent of total sales and the Consumer Category contributed 19 percent, compared to 77 percent and 23 percent, respectively, in the third quarter of 2006.

•	Gross margins were 37.3 percent, compared to 36.2 percent in last year’s third quarter.

•	Operating income was $6.3 million, compared to operating income of $4.6 million for the same quarter last year.

•	Net income for the 2007 third quarter was $4.9 million, or $0.32 per diluted share, compared to $3.5 million, or $0.25 per diluted share, for the third quarter of 2006.
Net sales for the nine-month period ended September 30, 2007 were $206.5 million compared to $166.2 million for the first nine months of 2006. Net income for the first nine months of 2007 was $14.1 million, or $0.93 per diluted share, compared to $8.1 million, or $0.56 per diluted share, for the same period last year.
Bryan Hackworth, the company’s chief financial officer, said, “During the third quarter, strong Business Category demand again drove record revenue and earnings performance. Now, we expect a record fourth quarter to close out what will be the best year in our company’s history.”
Financial Outlook
For the fourth quarter of 2007, revenue is expected to range between $70.0 million and $75.0 million, compared to $69.7 million in the fourth quarter of 2006. We expect Business Category sales to range from $49.0 million to $52.0 million and Consumer Category sales to range from $20.5 million to $23.5 million. Gross margins for the fourth quarter of 2007 are expected to be approximately 39.0 percent of sales plus or minus one percentage point. Operating expenses are expected to range from $19.9 million to $20.5 million, and the tax rate is expected to range between 31.5 percent and 33.5 percent. Earnings per diluted share, including approximately $700,000 of pre-tax compensation expense relating to stock options, are expected to range from $0.38 to $0.42. This compares to $0.37 per diluted share in the fourth quarter of 2006.
Management narrowed the range for its full year 2007 estimates; total revenue is now expected to range between $276.5 million and $281.5 million, reflecting growth of 17 percent to 19 percent over last year. Business Category revenue is now expected to range between $215.6 million and $218.6 million, with Consumer Category revenue expected to range between $60.3 million and $63.3 million. Operating expenses are expected to range between $76.2 million and $76.8 million. The tax rate is expected to approximate 32.5 percent. Earnings per diluted share are expected to range between $1.31 and $1.35, compared to $0.94 per diluted share for 2006, representing 39 percent to 44 percent growth.

UEI’s Recent Highlights:
•	Entered into an agreement with PCCW Limited to provide custom remote control devices to one of the largest communications providers in Asia, announced in September.

•	Unveiled the NevoQ50™, NevoConnect™ NC-50 base station and NevoStudio Pro™ programming software to the Nevo family of universal control devices and solutions, with Z-wave™ functionality as well as infrared capability in September.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday November 1, 2007, at 1:30 p.m. Pacific Time to review the third quarter 2007 results and hold a question and answer session for callers. To participate, call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available via telephone for two business days beginning two hours after the call. To access, please dial 1-800-642-1687 or 1-706-645-9291 internationally, reservation number 20309783. The webcast replay will be available at www.uei.com.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.  The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
Safe Harbor Statement
     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company to continue experiencing the increased demand for our products in connection with the continued adoption of advanced digital media and the growth trends in DVR, HDTV and IPTV as we anticipate; the failure of the industry trends regarding tempering seasonality to materialize as believed by management; the growth of, acceptance of, and the demand for our products and technologies, including new products and our home connectivity line of products and software, including the NevoQ50, NevoConnect NC-50 base station and NevoStudio Pro programming software not materializing as we anticipate; our inability to design and develop new and innovative products and features that find acceptance in the marketplace; the failure or delay of the international markets, including Asia, to materialize as anticipated by management;

the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; the relationships with our customers not expanding as we anticipate, including those that we have recently announced; our inability to obtain new customers; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow-

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$84,498	$66,075
Accounts receivable, net	60,602	51,867
Inventories, net	32,552	26,459
Prepaid expenses and other current assets	2,776	2,722
Prepaid income taxes	5,303	—
Deferred income taxes	3,019	3,069

Total current assets	188,750	150,192

Equipment, furniture and fixtures, net	6,902	5,899
Goodwill	10,805	10,644
Intangible assets, net	5,783	5,587
Other assets	272	221
Deferred income taxes	5,520	6,065

Total assets	$218,032	$178,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,972	$20,153
Accrued sales discounts/rebates	4,918	4,498
Accrued income taxes	—	4,483
Accrued compensation	4,278	7,430
Other accrued expenses	7,580	7,449

Total current liabilities	49,748	44,013

Deferred income taxes	128	103
Accrued income taxes	6,860	—
Other long term liabilities	1,113	275

Total liabilities	57,849	44,391

Stockholders’ equity:
Common stock	183	175

Paid-in capital	109,626	94,733
Accumulated other comprehensive income	9,047	2,759
Retained earnings	82,441	68,514
Common stock held in treasury	(41,114)	(31,964)

Total stockholders’ equity	160,183	134,217

Total liabilities and stockholders’ equity	$218,032	$178,608

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$68,961	$59,612	$206,458	$166,155

Cost of sales	43,224	38,033	131,754	106,506

Gross profit	25,737	21,579	74,704	59,649

Research and development expenses	2,070	1,809	6,661	5,574

Selling, general and administrative expenses	17,393	15,142	49,611	42,274

Operating expenses	19,463	16,951	56,272	47,848

Operating income	6,274	4,628	18,432	11,801

Interest income, net	879	437	2,199	1,058

Other income (expense), net	13	(30)	134	(602)

Income before provision for income taxes	7,166	5,035	20,765	12,257

Provision for income taxes	(2,251)	(1,502)	(6,667)	(4,169)

Net income	$4,915	$3,533	$14,098	$8,088

Earnings per share:
Basic	$0.34	$0.26	$0.98	$0.59

Diluted	$0.32	$0.25	$0.93	$0.56

Shares used in computing earnings per share:
Basic	14,508	13,845	14,358	13,763

Diluted	15,280	14,415	15,149	14,336